EXHIBIT 16.1

December 13, 2007

Securities and Exchange Commission

100 F Street, N. E.

Washington, D. C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The AES Corporation’s Form 8-K dated December 7, 2007, and have the following comments:

1.     We agree with the statements made in the first through fifth paragraphs.

2.     We have no basis upon which to agree or disagree with the statements made in the sixth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia